Exhibit 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 16, 2009

To the Board of Directors of
Lin’an Tengda Food Corp.
Maoli Village, Longgang Town, Lin’an City, Zheijiang Province, China

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933 of our report dated October 12, 2009, relating to the financial statements of Lin’an Tengda Food Corp., a Wyoming Corporation, as of and for the period ending June 30, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC